Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Mel Stephens
(248) 447-1624
Media:
Andrea Puchalsky
(248) 447-1651
Lear Announces Actions to Strengthen Financial
Flexibility and Improve Operational Focus
•	Financing Commitments for $800 Million in Term Loans

•	Agreement to Contribute Substantially all of Lear’s European Interiors Business to Joint Venture with WL Ross & Co. LLC

•	Suspension of the Quarterly Cash Dividend
     Southfield, Mich., March 29, 2006 — The Board of Directors of Lear Corporation [NYSE: LEA] today approved several significant actions to strengthen the company’s financial flexibility and reposition the company’s operational focus. These include the approval of bank commitments for $800 million in secured term loans, an agreement in principle to contribute substantially all of Lear’s European Interior Products business to the joint venture with WL Ross & Co. LLC and the suspension of the company’s dividend program.
     “The senior leadership of Lear understands that near-term challenges within the automotive sector are weighing heavily on investors’ minds,” said Bob Rossiter, Lear’s chairman and chief executive officer. “By refinancing our 2007 debt maturities early, investors can be assured that the company is financially sound and focused on improving our longer-term operating performance.”
     Lear has received commitments from four of its largest global lenders, JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A. and Deutsche Bank, to provide Lear with an aggregate $800 million of secured term loans. The term loans will mature no earlier than March 2012 and are expected to be made on market terms. A portion of the proceeds will be used to refinance the company’s $400 million term loan scheduled to mature in February 2007. The remaining proceeds are expected to fund the retirement of Lear’s outstanding convertible senior notes and for general corporate purposes. The financing commitments are subject to customary terms and conditions.
     In connection with the new term loan facilities, the company’s primary credit facility would be amended and restated to, among other things, provide additional collateral for both the company’s existing revolving credit facility and the new term loans, increase the interest rates applicable to the revolving credit facility and provide additional flexibility under the facility’s existing financial covenants through 2007. The amendment and restatement of the company’s primary credit facility will require the consent of lenders holding a majority of the outstanding commitments. The banks who provided the financing commitments for the term loans have agreed to support the proposed amendment. The amendment and restatement of the credit facility and the new term loan facility are expected to be completed in the second quarter.

     Additionally, Lear’s Board of Directors approved an agreement in principle to contribute substantially all of the company’s European Interior Products operations to International Automotive Components Group (IAC), Lear’s joint venture with WL Ross & Co. LLC and Franklin Mutual Advisers LLC. The transaction is consistent with the framework agreement the parties entered into last fall to explore strategic opportunities in the automotive interior components sector. IAC was recently formed to acquire the principal businesses of Collins & Aikman Corporation in Europe. In exchange for its European Interiors business, Lear expects to receive a 34% equity stake in the joint venture. The transaction is subject to negotiation of definitive documentation as well as customary conditions, including the receipt of all required regulatory approvals, and is expected to close before June 30, 2006.
     Lear’s European Interior operations that are being contributed to the joint venture include nine manufacturing locations generating about $750 million in annual sales, as well as certain management and operational support functions. The combined European Interior operations of Lear and Collins & Aikman would represent the largest enterprise of its kind in Europe, and provide a solid platform for improving ongoing operating performance.
     The Board also suspended Lear’s quarterly cash dividend program to provide an additional measure of liquidity cushion given current industry conditions. “While we regret having to suspend the dividend program, management is focused on preserving the company’s financial flexibility in a very challenging industry environment,” Rossiter continued. “At the same time, the entire Lear team is working to improve our ongoing financial results, with an emphasis on improving cash flow and taking further aggressive actions to address our under-performing Interior Products business globally.”
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion, Lear ranks #127 among the Fortune 500. The company’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
Forward Looking Statements
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated timing and benefits of the events described in this release. Actual events or results may differ materially from anticipated events or results as a result of certain risks and uncertainties, including, but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the impact and timing of program launch costs, the costs and timing of restructuring actions, facility closures or similar actions, increases in warranty or product liability costs, risks associated with conducting business in foreign countries, fluctuations in foreign exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, financing risks and other risks described from time to time in the Company’s Securities and Exchange Commission filings.
     The proposed contribution of Lear’s European Interiors business to IAC and the proposed financing actions described in this press release are subject to the negotiation and execution of definitive agreements and other conditions. In particular, the financing commitments described above are subject to, among other conditions, there not having occurred any material adverse change in the business or financial condition of Lear or any change in general bank or capital market conditions that would materially and adversely affect the syndication of the new term loan facilities. No assurances can be given that either transaction will be completed on the terms contemplated or at all.
     These forward-looking statements are made as of the date hereof, and Lear does not assume any obligation to update them.
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